UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

QUANTERIX CORPORATION

(Name of Registrant as Specified In Its Charter)

KENT LAKE PARTNERS LP
KENT LAKE PR LLC

BENJAMIN NATTER

ALEXANDER G. DICKINSON

BRUCE FELT

HAKAN SAKUL

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Kent Lake Partners LP (“Kent Lake Partners”) has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes in connection with its opposition to proposals to be presented at a special meeting of stockholders (the “Special Meeting”) of Quanterix Corporation, a Delaware corporation (the “Company”), in connection with the Company’s agreement and plan of merger (the “Merger”) with Akoya Biosciences, Inc. Kent Lake Partners, together with the other Participants (as defined below), also intends to file a preliminary proxy statement and accompanying GOLD universal proxy card with the SEC to be used to solicit votes for, among other matters, the election of its slate of highly-qualified director nominees at the 2025 annual meeting of stockholders of the Company (the “Annual Meeting”).

Item 1: On April 17, 2025, Kent Lake Partners issued the following press release and delivered a letter to stockholders of the Company. The full text of the letter is attached hereto as Exhibit 1 and is incorporated herein by reference.

Kent Lake Files Definitive Proxy Statement and Sends Letter to Quanterix Shareholders

Urges Shareholders to Vote AGAINST Both Proposals Related to the Value-Destructive Merger with Akoya at the Upcoming Special Meeting

Notes Deeply Unfair Merger is Effectively a Bailout for Akoya at the Expense of Quanterix Shareholders

Outlines Concerns Around Fundamentally Flawed Transaction Process and Conflicts of Interest Among Quanterix Board Members

Visit www.SaveQTRX.com to Learn How to Vote the GOLD Proxy Card and Preserve Quanterix’s Clear and Compelling Path Toward Long-Term Value Creation

RINCON, Puerto Rico – (BUSINESS WIRE) – Kent Lake PR LLC (“Kent Lake”), a holder of approximately 7.7% of the outstanding common stock of Quanterix Corporation (“Quanterix” or the “Company”) (NASDAQ: QTRX), today announced that it has filed a definitive proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) and sent a letter to its fellow Quanterix shareholders in connection with its opposition to the Company’s proposed merger (the “Merger”) with Akoya Biosciences (“Akoya”) (NASDAQ: AKYA).

The full text of Kent Lake’s letter can be found here: https://bit.ly/4ly8pZl

Kent Lake urges shareholders to vote AGAINST both proposals related to the value-destructive Merger with Akoya on the GOLD proxy card at the upcoming special meeting of shareholders (the “Special Meeting”) scheduled for May 13, 2025.

For more information on how to vote and other relevant resources, shareholders are encouraged to visit www.SaveQTRX.com.

If you have any questions, require assistance in voting your GOLD proxy card, or need additional copies of Kent Lake’s proxy materials, please contact:

Saratoga Proxy Consulting LLC

520 8th Avenue
New York, NY 10018

Stockholders call toll-free at (888) 368-0379

Email: info@saratogaproxy.com

About Kent Lake

Kent Lake Partners LP is an investment fund founded by Ben Natter in 2019 with a focus on small and mid-capitalization public equities, particularly in the healthcare space. Mr. Natter has over a decade of successful public healthcare equity investing experience.

Certain Information Concerning the Participants

Kent Lake Partners LP (“Kent Lake Partners”) has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes in connection with its opposition to proposals to be presented at a special meeting of stockholders (the “Special Meeting”) of Quanterix Corporation, a Delaware corporation (the “Company”), in connection with the Company’s agreement and plan of merger (the “Merger”) with Akoya Biosciences, Inc. Kent Lake Partners, together with the other Participants (as defined below), also intends to file a preliminary proxy statement and accompanying GOLD universal proxy card with the SEC to be used to solicit votes for, among other matters, the election of its slate of highly-qualified director nominees at the 2025 annual meeting of stockholders of the Company (the “Annual Meeting”).

KENT LAKE STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING ITS GOLD PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation against the Merger in connection with the Special Meeting are anticipated to be Kent Lake Partners, Kent Lake PR LLC (“Kent Lake PR”) and Benjamin Natter (collectively, the “Kent Lake Parties”). The participants in the proxy solicitation in connection with the Annual Meeting are anticipated to be the Kent Lake Parties and Alexander G. Dickinson, Bruce Felt and Hakan Sakul (the “Kent Lake Nominees” and collectively with the Kent Lake Parties, the “Participants”).

As of the date hereof, Kent Lake Partners directly beneficially owned 3,001,000 shares of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”). Kent Lake PR, as the investment adviser and as the general partner to Kent Lake Partners, may be deemed to beneficially own the 3,001,000 shares of Common Stock beneficially owned by Kent Lake Partners. Mr. Natter, as the Managing Member of Kent Lake PR, may be deemed to beneficially own the 3,001,000 shares of Common Stock beneficially owned by Kent Lake Partners. None of the Kent Lake Nominees beneficially own any shares of Common Stock. All of the foregoing information is as of the date hereof unless otherwise disclosed.

Investor Contacts

Ben Natter, 415-237-0007

info@kentlakecap.com

Saratoga Proxy Consulting LLC

John Ferguson / Ann Marie Mellone

212-257-1311 / 888-368-0379

info@saratogaproxy.com

Media Contact

Longacre Square Partners

Joe Germani / Kendall Heebink

KentLake@longacresquarepartners.com

Item 2: On April 18, 2025, Kent Lake Partners uploaded the following materials to www.SaveQTRX.com:

SAVE QUANTERIX

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Kent Lake Urges Fellow Quanterix Shareholders To Vote "AGAINST" The Dilutive, Risky Merger With Akoya Biosciences, Which Undervalues Quanterix's Standalone Potential

KENT LAKE PARTNERS

The proposed merger devalues Quanterix and disproportionately benefits Akoya at Quanterix shareholders' expense.

The deal effectively bails out Akoya, introduces unnecessary financial and operational risks, and diverts critical cash and management attention away from Quanterix's biggest growth opportunity: Alzheimer's diagnostic expansion.

Quanterix stockholders deserve better than this value destructive Merger.

As such, we respectfully urge stockholders to vote "AGAINST" the Merger to preserve the Company's clear and compelling path toward long-term value creation.

READ OUR INVESTOR PRESENTATION

KENT LAKE PR LLC
Urges Quanterix Shareholders to Vote AGAINST the Proposed Merger with Akoya Biosciences

ABOUT KENT LAKE

Kent Lake initially invested in Quanterix in 2022 and is currently a top three shareholder...

Read More

REASONS TO VOTE AGAINST

Kent Lake believes the proposed merger significantly undervalues Quanterix, is a shareholder-funded bailout of Akoya, and would introduce significant unnecessary risk to Quanterix's balance sheet...

Read More

HOW TO VOTE

Read More

INVESTOR CONTACT

Kent Lake PR
Ben Natter
415-237-0007
Info@kentlakecap.com

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Reasons To Vote AGAINST The Proposed Merger With Akoya

READ OUR PROXY FILING | **READ OUR INVESTOR LETTER**

WE BELIEVE THAT A STANDALONE QUANTERIX PROVIDES SUPERIOR LONG-TERM VALUE CREATION OPPORTUNITIES FOR STOCKHOLDERS.

STOCKHOLDERS DESERVE BETTER THAN THIS ILL-CONCIEVED MERGER

The Merger Will Destroy Value for Quanterix Shareholders

- In the three trading sessions following the announcement, Quanterix's share price declined nearly 30%. On April 15, 2025, Quanterix shares closed at $5.36, down 54% from the unaffected price of $11.73. This materially underperformed the S&P 500 Life Sciences Tools & Services Index, which declined only 20% over the same period, signaling that shareholders see value destruction, not creation, in the Merger.
- At the proposed exchange ratio of 0.318x and Quanterix's depressed valuation, we are deeply concerned that more than 100% of the economic value of the Merger is allocated to Akoya shareholders at the direct expense of Quanterix shareholders.

$11.73
Immediate Share Price Reaction: -27%
Total Change Since Announcement: -54%

Enterprise Value Disconnect Highlights Flawed Merger Economics

	QTRX Stock Price	% From 4/15 Close	AKYA Equity Value	AKYA Net Debt	AKYA Total Enterprise Value	QTRX Shares Out. (3/25/25)	QTRX Equity Value	QTRX Net Cash (-$20M Emission Pmts.)	QTRX Total Enterprise Value	AKYA % TEV	QTRX % TEV	AKYA TEV / FY26 Rev	QTRX TEV / FY25 Rev
Close Price 04/15/2025	$ 5.36		$ 95,893	$ (46,604)	$ 142,497	$ 38,789	$ 207,909	$ 269,122	$ (61,213)	175%	-75%	1.4x	-0.4x
At similar multiples	$ 28.03	422.9%	$ 470,732		$ 517,336	$ 38,789	$ 1,087,078		$ 817,956	39%	61%	5.0x	5.8x
52W High	$ 19.18	257.7%	$ 324,384		$ 370,988	$ 38,789	$ 743,780		$ 474,658	44%	56%	3.6x	2.9x
Unaffected (1/9/25)	$ 11.73	118.8%	$ 201,240		$ 247,844	$ 38,789	$ 454,995		$ 185,873	57%	43%	2.4x	1.1x
S-4 Price (2/10/25)	$ 7.83	46.1%	$ 136,742		$ 183,346	$ 38,789	$ 303,718		$ 34,596	84%	16%	1.8x	0.2x
52W Low	$ 4.67	-12.9%	$ 84,482		$ 131,086	$ 38,789	$ 181,145		$ (87,977)	304%	-204%	1.3x	-0.5x

The Merger Introduces Unnecessary Risk by Cutting Quanterix's Net Cash per Share Nearly 60%

- The Merger would reduce Quanterix's net cash per share by nearly 60%, based on management's own S-4 projections. We are concerned that this unnecessary incremental risk will jeopardize Quanterix's currently strong balance sheet and significantly raise the likelihood of future dilutive capital raises – a risk clearly acknowledged in the S-4 and exacerbated by Quanterix's already lowered 2025 outlook issued on March 17, 2025.
- The Merger is predicated on projections that were made prior to, and do not reflect, recent National Institutes of Health ("NIH") funding cuts, which have driven a sector-wide revaluation and prompted additional disclosure of material risk factors in both Quanterix and Akoya's FY24 10-K filings.
- Broad NIH funding reductions would shrink the instrument buyer pool and pressure Akoya's sales pipeline — Akoya's high cash burn and significant leverage amplify exposure to this weaker demand environment, potentially undermining near-term synergy assumptions and making the combined business even less attractive.
- CEO Dr. Toloue blamed Quanterix's falling share price on NIH-driven headwinds, but even if true, it only reinforces the case for rejecting a

Merger that slashes net cash during a time of industry turmoil.

QTRX Management's S-4 Projections for Net Cash Per Share

QTRX-AKYA Trailing Revenue % Change

Uses year end 2024 Quanterix adjusted net cash balance of $288 million, reduced by Quanterix management's projected $48 million 2026 unlevered cash burn, divided by outstanding share count as of March 25, 2025. Combined company net cash per share assumes $175 million total net cash post-merger, reduced by 50% (two quarters) of management's projected combined cash burn net of synergies, divided by total post-merger share count. See also Company Form S-4, dated February 13, 2025, pp. 170–171.

Quanterix Should Have Withdrawn from the Process Alongside Other Bidders

- Quanterix was the last remaining bidder for Akoya after all other serious bidders withdrew without submitting final offers, leaving Quanterix to effectively bid against itself by the end of Akoya's strategic alternatives process.
- Potential bidders believed Akoya's Companion Diagnostics (CDx) strategy and R&D pipeline would require substantial "time, cost, and effort" to effectively scale. Notably, multiple bidders cited concerns about Akoya's uncertain financial stability, substantial capital requirements, and the potential for severe shareholder dilution.
- Akoya's projected financial losses, cash burn, and the dilutive impact that would have on Quanterix shareholders remain outstanding issues that could leave Quanterix shareholders materially exposed to financial losses.
- As disclosed in the S-4, Akoya's advisor Perella Weinberg Partners ("PWP") recommended that Akoya would need to raise $75 million of common equity at a 20% discount to the current market price to fund itself in a stand-alone scenario. At $1.24 per share as of April 11, 2025, this would require issuing ~80 million shares, more than doubling Akoya's outstanding share count.

> *"**Party E** indicated that, while they admired the business and product suite that Akoya had developed, **the scale remained small, profitability was uncertain** and Party E believed **Akoya's financial plan presented significant risks and uncertainties.**"*
>
> *— Quanterix S-4 (Interaction October 24, 2024)*

> *"**Party B** informed representatives of PWP that it would no longer be participating in the process due to (i) their view that **Akoya's Companion Diagnostics strategy would take longer to develop and require more investment**, (ii) their perspective on the timing for an overall recovery in the Spatial Biology instrumentation market in which Akoya operates and (iii) **the amount of balance sheet cash that would need to be allocated to repayment of Akoya debt under a potential transaction.**"*
>
> *— Quanterix S-4 (Interaction October 31, 2024)*

> *"**Party L** indicated that, **after detailed diligence**, Party L's **conviction around the depth of Akoya's research and development pipeline** as well as the **time, cost and effort** associated with Akoya's Companion Diagnostics strategy and cultural compatibility between the companies **had weakened.**"*
>
> *— Quanterix S-4 (Interaction December 5, 2024)*

> *"**Party C** advised representatives of PWP that it would **no longer be participating in the process due to the extent of Akoya's projected financial losses and cash burn and the dilutive impact that would represent for Party C.** Party C further informed representatives of PWP that Party C had evaluated several strategies to mitigate the dilutive impact of a transaction but was **unable to become comfortable with acquiring Akoya at that time.**"*
>
> *— Quanterix S-4 (Interaction December 11, 2024)*

The Merger Is a Bailout for Akoya Shareholders

- The Quanterix Transaction Committee's authorization of a $30 million Bridge Financing Commitment to Akoya — without stockholder approval — and on preferential, significantly mispriced terms is particularly egregious. The financing was originally proposed by Akoya as a "backstop" in case Quanterix stockholders rejected the deal, and **leaves Quanterix with a distressed, subordinated convertible note even if the transaction is rejected by stockholders.**
- **The convertible feature is effectively worthless**, with the conversion price set at ~$3.54/share (pegged to the 10-day QTRX VWAP prior to the merger announcement), a >3x premium to Akoya's current share price.
- Akoya has already disclosed that under their current operating plan, **they anticipate breaching MidCap loan covenants in 1Q25** – despite this, the **subordinate** Quanterix note carries the same interest rate (SOFR + 6.80%).
- An arm's-length debt issuance to a borrower facing similar distress would require a substantially lower strike price for the convert, and likely higher interest rates given the subordination to MidCap Trust.

While it's clear how Akoya shareholders benefit from the Bridge Financing, the Quanterix Board has offered no explanation for why approving the subordinated note – designed to protect Akoya in the event Quanterix shareholders vote against the Merger – is in any way beneficial to Quanterix.

Quanterix Has Not Been Forthcoming About Board Conflicts

- Despite failing to secure majority shareholder support at the 2024 Annual Meeting, Dr. Madaus retained key Board roles and remained extensively involved in Merger negotiations, raising serious governance concerns. His recently announced resignation and replacement as Chairman is a reactive, belated response to our public pressure, and does not mitigate his extensive involvement in Merger diligence and negotiations.
- We are extraordinarily alarmed by the timing of Dr. Ivana Magovčević-Liebisch's appointment to Quanterix's Board on the exact day merger discussions with Akoya resumed (October 2, 2024), given her concurrent Board seat at Acrivon Therapeutics, whose OncoSignature diagnostic test is materially dependent on Akoya's technology.
- Acrivon has a vested financial interest in Akoya's solvency and the completion of the Merger, given its critical reliance on Akoya for development and commercialization of OncoSignature — raising serious questions about Dr. Magovčević-Liebisch's impartiality and fiduciary responsibility during Merger deliberations.
- We find it highly concerning — and hardly coincidental — that on the same day Dr. Magovčević-Liebisch and the Transaction Committee resolved to acquire Akoya, Acrivon amended its commercialization agreement to provide Akoya a special $3M milestone payment, accounting for 14% of Akoya's Q4 revenue and stabilizing Akoya's financials during critical merger negotiations.
- We question how Dr. Magovčević-Liebisch's material conflicts of interest were overlooked by the Nominating and Governance Committee, reflecting a serious lapse in governance, competence, and judgment.

Details of the Process Raise Additional Red Flags

- During its pursuit of Akoya, the Transaction Committee appears to have ignored clear signs of financial deterioration — shrinking cash runway, declining revenue, and thrice lowered 2024 guidance — and after Akoya's weak Q3 results, the Quanterix Transaction Committee didn't just maintain the Exchange Ratio, they raised it.
- We believe the merger negotiations were tainted by Quanterix's financial restatement. A significant portion of the negotiations occurred after Quanterix's November 2024 disclosure of accounting errors, which drove the stock from ~$15 to ~$11 per share. We believe this negatively impacted the negotiated exchange ratio and disadvantaged Quanterix stockholders. The restatement stemmed from pervasive material weaknesses disclosed since 2022.
- How did AKYA's worse performance and outlook translate into a higher deal premium? We view this as a sign of poor deal-making by the Quanterix Board and management team, which prioritized an expedited process over shareholder value.

The Synergies Touted by Quanterix Management Are Illusory

- While potential synergies are painted by Quanterix management as a value-creation opportunity, we believe cost synergies may represent as much liability as benefit — potentially more — given risks to Quanterix stockholders if anticipated savings are delayed or unrealized.
- Akoya already underwent multiple restructurings in 2024, reducing its workforce by ~35%. Akoya management explicitly stated on the Q3 2024 call that restructuring contributed ~15%-20% to Akoya's revenue miss.
- Akoya's revenue trajectory is already challenged (revenue declined 15.5% in 2024), partly due to recent workforce cuts. We believe further cost-cutting efforts aimed at achieving the targeted $40 million in synergies risk exacerbating revenue declines for the combined company.

Quanterix Management's Projections Are Flawed

- We believe Quanterix's management relied upon aggressive and unrealistic projections to justify the merger. Projections outlined in the S-4 anticipate over $1 billion combined revenue by 2030 — more than 5x combined pro forma 2024 actual results.
- Quanterix has already guided +LSD growth in 2025, but we believe ongoing headwinds related to NIH funding challenges and macroeconomic uncertainty could drive another flat/down year — making management's plan to 5x revenue even more challenging.
- Quanterix is already falling short of their own S-4 projections. On March 17, 2025, Quanterix management guided 2025 revenue ***8% below the original S-4 projections***. Notably, Akoya declined to provide 2025 guidance — we believe that if they did, it would be ***materially below*** the projections outlined in the S-4.
- Regarding "revenue synergies," Akoya's own management explicitly acknowledged post-merger revenue dis-synergies as a material risk factor in the S-4. We question whether any positive synergies anticipated by Quanterix will fully offset these dis-synergies.

Inadequate Process Disclosure

- The S-4 Background of the Merger lacks specific disclosure on how Quanterix evaluated Akoya's material cash burn, substantial debt burden, and going-concern risks, leaving stockholders without insight into how these issues impacted negotiation strategy, offer adjustments, or management's plans to mitigate these risks — despite explicitly acknowledging the need for additional capital as a key merger risk.
- These omissions imply Quanterix deemed Akoya's liquidity and debt issues immaterial, and therefore saw no "duty to disclose" relevant discussions or considerations. Given that multiple bidders explicitly withdrew due to "significant risks and uncertainties" surrounding Akoya's financial condition — and our belief that inheriting Akoya's financial losses, cash burn, and net debt is central to the risk profile of this transaction — it is unreasonable to suggest that discussions of these issues would not be material for disclosure.

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About Kent Lake Partners

KENT LAKE PARTNERS

Kent Lake initially invested in Quanterix in 2022 and is currently a top three shareholder, owning 8% of the Company's outstanding common stock.

We invested in Quanterix after conducting a rigorous analysis of the Company, including its balance sheet, capital structure, management agreements, portfolio, and market opportunities. We have strong conviction in the company's potential, particularly in its Alzheimer's diagnostic tests, to drive substantial value creation in the coming years.

Historically, Kent Lake has avoided shareholder activism. However, **we believe the Merger with Akoya would cause irreparable harm to Quanterix stockholders and cannot allow it to proceed without voicing our concerns.**

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Important Materials

Apr 17, 2025
BUSINESSWIRE

SCHEDULE 14A Kent Lake's Definitive Proxy

Apr 17, 2025
SEC Filing

Kent Lake Comments on Quanterix's Value Destructive Bridge Financing for Financially Troubled Akoya

Apr 07, 2025
BUSINESSWIRE

SCHEDULE 14A Preliminary Proxy

Mar 31, 2025
SEC Filing

Kent Lake Urges Quanterix Management to Address Key Questions Regarding its Proposed Transaction with Akoya Biosciences During Today's Earnings Call

Mar 17, 2025
BUSINESSWIRE

Kent Lake Issues Investor Presentation Detailing Opposition to Quanterix's Proposed Merger with Akoya Biosciences

Mar 11, 2025
BUSINESSWIRE

Kent Lake Nominates Three Highly Qualified, Independent Candidates for Quanterix Board

Mar 03, 2025
BUSINESSWIRE

Kent Lake Issues Letter to Quanterix Shareholders Regarding Opposition to the Company's Proposed Merger with Akoya Biosciences

Feb 18, 2025
BUSINESSWIRE

SCHEDULE 13D

Feb 07, 2025
SEC Filing

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Our Director Nominees

KENT LAKE PARTNERS

At this point, it is clear that the incumbent Board – which approved and continues to pursue the Merger – has failed in its core responsibility to act in the best interests of shareholders and cannot be trusted to oversee the Company going forward.

That is why we have nominated an outstanding slate of three independent candidates to bring accountability, financial discipline and industry expertise to the boardroom.

<u>There is a better path forward.</u>

We believe shareholders deserve the opportunity to elect directors capable of refocusing the Company on its promising organic growth within the research market, and capturing the transformational opportunity in Alzheimer's testing.

<u>In our view, substantial value can be unlocked by pursuing such a path.</u>

Alexander G. Dickinson

Alexander G. Dickinson, age 63, is the Co-Founder and Chairman of the board of directors of Ryght, Inc. ("Ryght"), a generative artificial intelligence company for optimizing and expediting the clinical trial process for pharmaceutical manufacturing, since April 2023. Before co-founding Ryght, Dr. Dickinson served as a Senior Vice President of Strategic Initiatives at Illumina, Inc. ("Illumina") (NASDAQ: ILMN) from April 2010 to January 2017. Prior to Illumina, Dr. Dickinson served as the Co-Founder and Chief Executive Officer of Helixis, Inc. ("Helixis"), until its acquisition by Illumina, from August 2007 to April 2010. Prior thereto, Dr. Dickinson was the Co-Founder and Chief Executive Officer of Luxtera, Inc. ("Luxtera"), a leading provider of interconnect products for cloud computing that was acquired by Cisco Systems, from July 2001 to July 2007. Before Helixis, Dr. Dickinson was the co-founder of Ethentica, a fingerprint authentication startup, from May 1997 to June 2001. Dr. Dickinson began his career as a researcher at AT&T Bell Laboratories, Inc., where he served as a Member of the Technical Staff, from January 1988 to December 1995 and as a Director of the New Ventures Group, from 1996 to 1997. Dr. Dickinson has previously served on the board of directors of PRA Health Sciences, Inc. (formerly NASDAQ: PRAH, until its acquisition by ICON Plc (NASDAQ: ICLR)), from March 2017 to February 2025. Dr. Dickinson currently serves on the board of directors for several private companies including: FemtoVox, Inc., a surgical precision laser technology company, since October 2024; Sphere Fluidics Ltd., a biopharmaceutical company, since September 2024; and Gencove, Inc., a genomic sequencing company, since March 2023. Dr. Dickinson previously served on the board of directors of ChromaCode, Inc., a COVID-19 testing company, from March 2017 to February 2025; Quantapore, a biotech company focused on DNA sequencing, from June 2018 to January 2023 and Luxtera, from August 2007 to February 2014. Dr. Dickinson holds a bachelor's degree and Ph.D. in Electrical Engineering from the University of Adelaide and an MBA from Columbia University.

Hakan Sakul

Hakan Sakul, age 63, is the President & Founder of Precision Dx Strategies, Inc., a diagnostics and medical consulting and strategic advisory services company, since May 2023. Dr. Sakul also serves as a Member of the NuFund Ventures Group, an angel investment group, since July 2024. From September 1999 to March 2023, Dr. Sakul held a variety of roles of increasing responsibility at Pfizer, Inc. (NYSE: PFE) ("Pfizer"), a biopharmaceutical and technology company, most recently as the Vice President and Head of Diagnostics, from April 2016 to April 2023 and as the Executive Director and Head of Diagnostics, from 2011 to 2016. At Pfizer, he also served as the Senior Director for Translational Oncology Business Unit, from 2010 to 2011; Senior Director, Global Head of Diagnostics and Oncology leads, from 2007 to 2010; Senior Director, Molecular Profiling Group and Therapeutic Area Lead-Infectious Diseases, from 2006 to 2007; Senior Director, Molecular Profiling Group and Therapeutic Area Lead-Central Nervous System Diseases, from 2005 to 2006; and Director and Site Head of Clinical Pharmacogenomics, from 2001 to 2005. Prior thereto, Dr. Sakul was the Vice President of Statistical Genomics at Ardais Corporation, a health care services company, from 2001 to 2001 and the Director of Human Genetics in the Statistical and Pharmacogenetics Department at Parke-Davis Pharmaceuticals, Inc., a biopharmaceutical subsidiary of Pfizer, from December 1998 to January 2001. Dr. Sakul is on the board of directors Bash Biotech/Trustlife Global, a medical therapeutics company, since January 2022 and Progentec Diagnostics, Inc., a medical detection company, since May 2020. Dr. Sakul also sits on the scientific advisory boards for Truvian Sciences, Inc., a medical diagnostics company, since July 2024; Sarmal, Inc., a genetics detection company, since November 2023 and Luminex Corporation, a biotechnology company, from September 2019 to July 2022. Since August 2024, Dr. Sakul has served as the Chair of the board of directors of One Biosystems, a non-profit organization that seeks to advance global health and precision medicine. Dr. Sakul previously was on the board of directors of Personalized Medicine Coalition, an industry non-profit medical advocacy organization, from May 2015 to November 2021. Dr. Sakul is an appointed Member of Governor Gavin Newsom's Advisory Council for the California Initiative to Advance Precision Medicine CIAPM, a public organization aimed at developing new approaches to medical treatments, since 2020. Dr. Sakul was previously a member of CIAPM under then-Governor Edmund Gerald Brown, Jr., from October 2017 to October 2019. Dr. Sakul earned both a B.Sc. and M.Sc. from Ankara University (Turkey), a Ph.D. in Quantitative Genetics from the University of Minnesota and completed his postdoctoral work from the University of California, Davis in Quantitative Genetics.

Bruce Felt

Bruce Felt, age 66, currently serves as the interim Chief Financial Officer of Dura Software, Inc., a bespoke software purchasing company, since July 2024. Mr. Felt also serves as Chair of the Audit Committee of the board of directors of Veradigm Inc. (OTCMKTS: MDRX), since March 2025. Mr. Felt also serves as an advisor at Sword Health Technologies, Inc., an artificial intelligence physical therapy and wellness platform, since January 2024. Mr. Felt also serves as an advisor, since March 2023, at Domo, Inc. (NASDAQ: DOMO) ("Domo"), a cloud-based enterprise software company, where he had previously served as the Chief Financial Officer, from August 2014 to March 2023. Prior to joining Domo, Mr. Felt served as Executive Vice President and Chief Financial Officer at Auction.com, Inc., from July 2012 to June 2014, until its acquisition by Thomas H. Lee Partners. Prior thereto, Mr. Felt served as the Chief Financial Officer of Success Factors, Inc. ("Success Factors"), a cloud-based human capital management software company, from October 2006 to June 2012. Mr. Felt served as the Chief Financial Officer of several other businesses prior to joining Success Factors including: LANDesk Software, Inc., a desktop management vendor, from 2004 to 2007; Integral Development Corporation, a payment processing service provider company, from 1999 to 2004; FullTime Software, Inc. (formerly NASDAQ: FTSW), a consumer data provider, from 1994 to 1999; and Renaissance Software, Inc., an information technology services company, from 1989 to 1993, where Mr. Felt was also a Founder and served as Director of Sales. Mr. Felt began his career at Deloitte, Inc., a global professional services firm, where he served as Manager from 1980 to1987. Mr. Felt currently serves on the board of directors for Cambium Networks Corporation (NASDAQ: CMBM), a wireless infrastructure and Wi-Fi provider for businesses, since May 2018. Mr. Felt previously served on the board of directors of Evolent Health, Inc. (NYSE: EVH), a healthcare services company, from June 2015 to January 2021 and Yodlee, Inc. (formerly NASDAQ: YDLE), a data aggregation and consolidation service provider, from March 2014 to December 2015. Mr. Felt currently serves on the board of directors of: Human Interest Inc, a 401(k)-advisory company, since December 2021 and Betterworks Systems, Inc., a management solutions services company focused on employee goal-setting and feedback, since June 2018. Mr. Felt previously served on the board of directors of other private companies, including: Personal Capital Corporation, a remote-delivery wealth management company, from January 2017 to August 2020; Hightail, Inc., a digital file communication and distribution service company, from July 2012 to March 2018; Alfresco Software, Inc., an enterprise content management provider, from April 2014 to February 2018; and Answers.com, an internet-based knowledge exchange platform, from April 2014 to September 2014. Mr. Felt also serves as the Vice Chair of the University of South Carolina Business Partnership Foundation, a partnership between the business school and academic community, since June 2020. Mr. Felt earned his B.S. in Accounting from the University of South Carolina and an MBA from Stanford University.

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